 Exhibit 99.1

EMERSON INDUSTRIAL SOFTWARE BUSINESS
A Former Business of Emerson Electric Co.

Consolidated and Combined Financial Statements (Unaudited)
for the three and six months Ended March 31, 2022 and 2021

INDEX TO FINANCIAL STATEMENTS

Unaudited Consolidated and Combined Financial Statements of Emerson Industrial Software Business

Unaudited Consolidated and Combined Statements of Earnings (Loss) for the three and six months ended March 31, 2022 and 2021	3

Unaudited Consolidated and Combined Statements of Comprehensive Income (Loss) for the three and six months ended March 31, 2022 and 2021	4

Unaudited Consolidated and Combined Balance Sheets as of March 31, 2022 and September 30, 2021	5

Unaudited Consolidated and Combined Statements of Equity for the three and six months ended March 31, 2022 and 2021	6

Unaudited Consolidated and Combined Statements of Cash Flows for the six months ended March 31, 2022 and 2021	7

Notes to Unaudited Consolidated and Combined Financial Statements	8

Consolidated and Combined Statements of Earnings (Loss)
EMERSON INDUSTRIAL SOFTWARE BUSINESS
(Unaudited)

Three and six months ended March 31, 2022 and 2021
(Dollars in thousands)

	Three Months Ended March 31		Six Months Ended March 31
	2022	2021	2022	2021
Revenue:
License and solutions	$50,838	54,197	$99,329	90,985
Maintenance	27,313	21,011	53,585	44,124
Services and other	6,450	5,333	13,462	11,167
Total revenue	84,601	80,541	166,376	146,276
Cost of revenue:
License and solutions	35,546	30,749	68,767	58,301
Maintenance	4,296	5,136	8,370	9,833
Services and other	3,959	4,835	8,241	9,447
Total cost of revenue	43,801	40,720	85,378	77,581
Gross profit	40,800	39,821	80,998	68,695
Operating expenses:
Research and development	15,462	15,148	30,845	29,542
General and administrative	9,139	6,797	16,175	19,101
Selling and marketing	18,899	25,800	36,894	53,924
Restructuring costs (income)	43	(65)	81	3,883
Total operating expenses	43,543	47,680	83,995	106,450
Earnings (loss) from operations	(2,743)	(7,859)	(2,997)	(37,755)
Other expense (income), net	2,685	919	4,104	2,280
Interest expense (income), net	28	(13)	48	(156)
Earnings (loss) before income taxes	(5,456)	(8,765)	(7,149)	(39,879)
Provision (benefit) for income taxes	(2,176)	(2,898)	(3,109)	(38,984)
Net earnings (loss)	$(3,280)	(5,867)	$(4,040)	(895)

See accompanying Notes to Unaudited Consolidated and Combined Financial Statements.

Consolidated and Combined Statements of Comprehensive Income (Loss)
EMERSON INDUSTRIAL SOFTWARE BUSINESS
(Unaudited)

Three and six months ended March 31, 2022 and 2021
(Dollars in thousands)

	Three Months Ended March 31		Six Months Ended March 31
	2022	2021	2022	2021
Net earnings (loss)	$(3,280)	(5,867)	$(4,040)	(895)
Other comprehensive income (loss), net of tax:
Foreign currency translation	(984)	(254)	(1,094)	(85)
Pension, net of taxes	(2)	1	(3)	2
Total other comprehensive income (loss)	(986)	(253)	(1,097)	(83)
Comprehensive income (loss)	$(4,266)	(6,120)	$(5,137)	(978)

See accompanying Notes to Unaudited Consolidated and Combined Financial Statements.

Consolidated and Combined Balance Sheets
EMERSON INDUSTRIAL SOFTWARE BUSINESS
(Dollars in thousands)

ASSETS	March 31 2022	September 30 2021
Current assets:	(unaudited)
Cash and cash equivalents	$20,362	25,713
Accounts receivable, net of credit loss allowances of $243 and $364	59,665	65,040
Current contract assets	71,487	6 61,494
Prepaid expenses and other current assets	8,329	6,262
Income taxes receivable	3,139	3,414
Total current assets	162,982	161,923
Property, equipment and leasehold improvements, net	13,817	14,744
Goodwill	1,044,383	1,044,383
Intangible assets, net	792,755	837,655
Operating lease right-of-use assets	44,135	4 46,048
Deferred tax assets	7,002	7,002
Other noncurrent assets	4,994	5,001
Total assets	$2,070,068	2,116,756

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$7,069	9,644
Accrued expenses	40,510	45,328
Current operating lease liabilities	5,862	5,744
Income taxes payable	4,869	2 2,690
Current contract liabilities	80,272	72,524
Total current liabilities	138,582	1 135,930
Non-current contract liabilities	5,771	7,029
Deferred income taxes	142,221	148,788
Non-current operating lease liabilities	38,984	41,114
Other non-current liabilities	9,768	12,549
Equity:
Net parent investment	1,741,523	1,777,030
Accumulated other comprehensive loss	(6,781)	(5,684)
Total equity	1,734,742	1,771,346
Total liabilities and equity	$2,070,068	2,116,756

See accompanying Notes to Unaudited Consolidated and Combined Financial Statements.

Consolidated and Combined Statements of Equity
EMERSON INDUSTRIAL SOFTWARE BUSINESS
(Unaudited)

Three and six months ended March 31, 2022 and 2021
(Dollars in thousands)

	Three Months Ended March 31		Six Months Ended March 31
	2022	2021	2022	2021
Net parent investment
Beginning balance	$1,794,388	1,847,496	$1,777,030	244,357
Net earnings (loss)	(3,280)	(5,867)	(4,040)	(895)
Net transfer from (to) Emerson	(49,585)	(38,622)	(31,467)	1,559,545
Ending balance	1,741,523	1,803,007	1,741,523	1,803,007

Accumulated other comprehensive income (loss)
Beginning balance	(5,795)	(6,359)	(5,684)	(6,529)
Foreign currency translation	(984)	(254)	(1,094)	(85)
Pension	(2)	1	(3)	2
Ending balance	(6,781)	(6,612)	(6,781)	(6,612)
Total equity	$1,734,742	1,796,395	$1,734,742	1,796,395

See accompanying Notes to Unaudited Consolidated and Combined Financial Statements.

Consolidated and Combined Statements of Cash Flows
EMERSON INDUSTRIAL SOFTWARE BUSINESS
(Unaudited)

Six months ended March 31, 2022 and 2021
(Dollars in thousands)

	Six Months Ended March 31
Operating activities:	2022	2021
Net earnings (loss)	$(4,040)	(895)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	46,915	64,635
Reduction in carrying amount of right-of-use asset	2,528	2,444
Net foreign currency losses (gains)	4,227	2,270
Deferred income taxes	(6,156)	(45,290)
Other operating	106	(18)
Changes in assets and liabilities:
Accounts receivable	(1,154)	(3,445)
Other current assets	(2,491)	(711)
Contract assets	(9,993)	(2,686)
Other noncurrent assets	18	(504)
Accounts payable	(2,199)	(6,925)
Accrued expenses and income taxes payable	(600)	5,901
Contract liabilities	6,489	25,383
Lease liabilities	(2,725)	(2,478)
Other liabilities	(2,595)	(2,050)
Net cash provided by operating activities	28,330	35,631

Investing activities
Purchase of property, equipment and leasehold improvements	(1,281)	(1,792)
Payment for business acquisition, net of cash acquired	—	(1,587,737)
Other, net	55	56
Net cash used in investing activities	(1,226)	(1,589,473)

Financing activities
Net transfer from (to) Emerson	(31,467)	1,559,545
Net cash provided by (used in) financing activities	(31,467)	1,559,545

Effect of exchange rate changes on cash and cash equivalents	(988)	(115)
Increase (decrease) in cash and cash equivalents	(5,351)	5,588
Beginning cash and cash equivalents	25,713	14,499
Ending cash and cash equivalents	$20,362	20,087

See accompanying Notes to Unaudited Consolidated and Combined Financial Statements.

Notes to Unaudited Consolidated and Combined Financial Statements
INDUSTRIAL SOFTWARE

(Dollars in thousands except where noted)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Description of Business

The Emerson Industrial Software Business (“the Business”) is a global leader in providing grid modernization technology, advanced distribution management systems and geological simulation software. The Business operates two businesses: Open Systems International, Inc. (“OSI Inc.”) and Geological Simulation Software (“GSS”).  OSI Inc. and GSS are two of Emerson Electric Co.’s (“Emerson”) industrial software businesses.

OSI Inc. offers operational technology (“OT”) solutions that enable utilities to control generation, transmission, and distribution of power and ultimately ensure supply equals demand in the power grid. GSS is a leading independent developer of software solutions to the global energy and alternative energy, carbon capture and storage, and minerals and mining industries. GSS provides geological simulation software that characterizes subsurface geological formations from seismic interpretation to dynamic simulation, connecting reservoirs to operational activities to optimize production and utilization.

Completion of Acquisition

On May 16, 2022, stockholders of AspenTech Corporation (formerly Aspen Technology, Inc.) (“AspenTech”) voted to adopt the Transaction Agreement and Plan of Merger dated October 10, 2021, as amended by Amendment No. 1, dated as of March 23, 2022, and Amendment No. 2, dated as of May 3, 2022 (the “Transaction Agreement”) and approve the transactions contemplated by the Transaction Agreement (the “Transactions”), including the combination of the Business and AspenTech under a new publicly traded company. The Transactions closed on the same day on May 16, 2022 (the “Closing”).

Pursuant to the Transaction Agreement, at the Closing, (i) Emerson contributed $6,014,000,000 in cash to Emersub CX, Inc. (now Aspen Technology, Inc.), a then-wholly owned subsidiary of Emerson (“New AspenTech”), in exchange for New AspenTech common stock, (ii) EMR Worldwide Inc., a wholly owned subsidiary of Emerson, contributed the Business to New AspenTech in exchange for New AspenTech common stock, (iii) Emersub CXI, Inc., a then-wholly owned subsidiary of New AspenTech, merged with and into AspenTech, with AspenTech being the surviving corporation and becoming a wholly owned subsidiary of New AspenTech (the “Merger”) and (iv) as a result of the Merger, each issued and outstanding share of AspenTech common stock (subject to certain exceptions) was converted into the right to receive (i) $87.69 in cash (calculated by dividing $6,014,000,000 by the number of outstanding shares of AspenTech common stock as of the Closing on a fully diluted basis) and (ii) 0.42 shares of New AspenTech common stock.  At the Closing, AspenTech changed its name from “Aspen Technology, Inc.” to “AspenTech Corporation.”

Also at the Closing, New AspenTech changed its registered name with the Secretary of State of Delaware to “Aspen Technology, Inc.” Immediately after the Closing, Emerson beneficially owned 55% of the outstanding shares of New AspenTech common stock (on a fully diluted basis) and former AspenTech stockholders owned the remaining outstanding shares of New AspenTech common stock. AspenTech common stock is now delisted from NASDAQ and deregistered under the Securities Exchange Act of 1934, and is no longer publicly traded. New AspenTech and its subsidiaries now operate under AspenTech’s previous name “Aspen Technology, Inc.” and New AspenTech common stock is traded on NASDAQ under AspenTech’s previous stock ticker symbol “AZPN.”

Russia and Ukraine

While the Business has no operations in Ukraine, the ongoing conflict there could negatively impact its financial position and results of operations. The United States and other governments have imposed sanctions and taken other regulatory actions that adversely affect doing business in Russia and with Russian companies. The Business’s GSS business licenses software and provides related services to customers in Russia and has operations there. The GSS business had net sales of approximately $24 million and $6 million for the fiscal year ended September 30, 2021 and the six months ended March 31, 2022, respectively, and total assets of approximately $15 million as of March 31, 2022, related to operations in Russia.  OSI Inc. does not have sales or operations in Russia. The Business performed an assessment for potential asset impairment in accordance with its accounting practices, and recognized expense of $1 million in the three and six month periods ended March 31, 2022 related to the write-off of uncollectable accounts receivable with certain Russian customers.  The Business continues to evaluate the impact of the various sanctions and export control measures imposed by the United States and other governments on its ability to do business in Russia, maintain contracts with vendors and pay employees in Russia, as well as receive payment from customers in Russia or Ukraine. The outcome of these assessments will depend on how the conflict evolves and on further actions that may be taken by the United States, Russia, and other governments around the world. No material impact to supply chain operations is expected due to the conflict in Ukraine.

Basis of Presentation

GSS and OSI Inc. are two of Emerson’s industrial software businesses, and their results of operations and financial statements have previously been reflected in Emerson’s consolidated financial statements.  These unaudited consolidated and combined financial statements present the historical financial position, results of operations, and cash flows of the Business as historically managed within Emerson and include all accounts of the Business in a combination of dedicated legal entities and shared legal entities of Emerson.  Intercompany transactions, profits and balances among the Business’s entities have been eliminated. These unaudited consolidated and combined financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Sale and purchase transactions between the Business and other Emerson affiliates are included in the unaudited consolidated and combined financial statements. See Note 8.

These unaudited consolidated and combined financial statements reflect charges for costs directly related to the Business and the Business has been allocated a portion of Emerson’s general corporate costs. All such costs are reflected in the unaudited consolidated and combined financial statements. The Business participates in various Emerson programs which include information technology services, employee benefits, medical insurance, and other programs. Costs associated with these programs are charged to the Business based on Emerson’s actual cost and the Business’s relative level of usage. The Business also utilizes Emerson’s global shared service centers and is charged for direct costs and its share of associated  overhead costs.

Emerson provides certain oversight and support services, including assistance with management strategy, logistics, marketing, finance, treasury, tax, human resources, legal and other activities. A charge for these services has historically been allocated to the Business based principally on revenue. While management believes the methodologies and assumptions used to allocate these costs are reasonable, the unaudited consolidated and combined financial statements do not purport to represent the financial position, the results of operations, changes in equity, and cash flows of the Business in the future, or what such costs  would have been had the Business operated as a stand-alone entity during the periods presented.

Emerson utilizes a centralized treasury function which manages the working capital and financing needs of all its business operations. This function oversees a cash pooling arrangement which sweeps participating Business cash accounts into pooled Emerson cash accounts on a daily basis. Pooled cash and nontrade intercompany balances attributable to Emerson have not been presented as assets and liabilities in the accompanying unaudited consolidated and combined financial statements. These balances are reflected as “Net parent investment” in the equity section of the unaudited consolidated and combined balance sheets. Changes in these balances are reflected as “Net transfer from (to) Emerson” in the financing activities section of the unaudited consolidated and combined statements of cash flows. Cash and cash equivalents from entities not participating in the Emerson centralized treasury function and specifically attributable to the Business have been reflected in the unaudited consolidated and combined financial statements.

In the opinion of management, the accompanying unaudited consolidated and combined financial statements include all adjustments necessary for a fair presentation of operating results for the interim periods presented.  Adjustments consist of normal and recurring accruals.  The unaudited consolidated and combined financial statements included herein have been prepared by the Business pursuant to the rules and regulations of the SEC and consequently do not include all disclosures required for annual financial statements presented in conformity with U.S. GAAP. However, the Business believes that the disclosures are adequate to make the information presented not misleading.  The unaudited consolidated and combined financial statements should be read in conjunction with the audited consolidated and combined financial statements as of and for the year ended September 30, 2021 and the notes thereto.

Adopted Accounting Pronouncements

Effective October 1, 2021, the Business adopted three accounting standard updates which had no impact or an immaterial impact on the Business’s financial statements. These included:

•
Updates to ASC 805, Business Combinations, which clarify the accounting for contract assets and liabilities assumed in a business combination.  In general, this will result in contract liabilities being recognized at their historical amounts under ASC 606, rather than at fair value in accordance with the general requirements of ASC 805.

•
Updates to ASC 740, Income Taxes, which require the recognition of a franchise tax that is partially based on income as an income-based tax with any incremental amount as a non-income-based tax. These updates also make certain changes to intra-period tax allocation principles and interim tax calculations.

•
Adoption of ASC 321, Equity Securities, ASC 323, Investments- Equity Method and Joint Ventures, and ASC 815, Derivatives and Hedging, which clarify when equity method of accounting should be applied or discontinued based on observable transactions.

(2) REVENUE RECOGNITION

The Business disaggregates its revenue into three categories: (i) license and solutions, (ii) maintenance and (iii) services and other.  License and solutions revenue is primarily derived from term software licenses sold in the GSS segment and perpetual software licenses sold in the OSI Inc. segment. Term software license revenue is recognized at a point in time when control transfers to the customer, which generally aligns with the first day of the contractual term.  OSI Inc. perpetual software license revenue is generally recognized over time using an input measure of progress based on the ratio of actual costs incurred to date to the total estimated cost to complete.  In limited circumstances, OSI Inc. sells perpetual software licenses on a stand-alone basis and recognizes revenue on those sales on a point in time basis.  Maintenance is derived from both segments and consists of software maintenance, recognized ratably over the maintenance term. Both segments offer services, which consist of professional services and training.  Revenue from professional services not considered part of an integrated software solution and training are generally recognized as the customer consumes the associated benefits.  See note 11, “Business Segment Information,” for additional information about the Business’s revenues.

The following table summarizes the Business’s contract assets and contract liabilities:

	Mar 31, 2022	Sept 30, 2021
Contract assets	$71,487	61,494
Contract liabilities	(86,043)	(79,553)
Net contract liabilities	$(14,556)	(18,059)

The majority of the Business’s contract balances are related to arrangements where revenue is recognized over time and payments are made according to a contractual billing schedule.  The decrease in net contract liabilities was primarily due to revenue recognized for performance completed during the period which exceeded customer billings.   Revenue recognized for the three and six months ended March 31, 2022 included $7,618 and $42,606 that was included in the beginning contract liability balance.

As of March 31, 2022 and September 30, 2021, capitalized incremental costs to obtain customer contracts and capitalized costs to fulfill contracts are immaterial. Contract assets are reviewed for credit losses in accordance with ASC 326. The potential impact of credit losses is immaterial. Revenue recognized for the three and six months ended March 31, 2022 for performance obligations that were fully satisfied in previous periods is immaterial.

As of March 31, 2022, the Business’s backlog relating to unsatisfied (or partially unsatisfied) performance obligations in contracts with its customers was approximately $345,600. The Business expects to recognize approximately 53% of its remaining performance obligations as revenue over the next 12 months, with the remainder substantially over the subsequent two years.

(3) ACQUISITIONS

On October 1, 2020, the Business completed the acquisition of OSI Inc. for approximately $1,588,802, net of cash acquired.  OSI Inc. is a leading operations technology provider to the global power industry.  The Business recognized goodwill of $967,383 (none of which is tax deductible) and identifiable intangible assets of $783,400, primarily technology, customer relationships, and trademarks with a weighted-average useful life of approximately 11 years.

Results of operations for OSI Inc. for fiscal year 2021 included revenue of $173,252 and a net loss of $(46,428), including first-year pretax acquisition accounting charges related to backlog and deferred revenue of $30,400 and $13,661, respectively.  Results also included amortization of technology, customer relationships, and trademarks of $66,475.

Proforma Financial Information (Unaudited)

The following unaudited proforma consolidated and combined financial results of operations are presented as if the OSI Inc. acquisition occurred on October 1, 2019.  The proforma information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved had the acquisition occurred as of that time.

	Three Months Ended Mar 31, 2021	Six Months Ended Mar 31, 2021
Total revenue	$83,956	$154,248
Net income (loss)	$1,795	$23,392

Unaudited proforma results for the three months ended March 31, 2021 exclude pretax acquisition accounting charges related to backlog and deferred revenue of $6,633 and $3,415, respectively. Unaudited proforma results for the six months ended March 31, 2021 exclude acquisition costs of $6,012 and pretax acquisition accounting charges related to backlog and deferred revenue of $17,133 and $7,972, respectively.

(4) OTHER EXPENSE (INCOME), NET

Other expense (income), net, is summarized as follows:

	Three Months Ended March 31		Six Months Ended March 31
	2022	2021	2022	2021
Foreign currency losses (gains)	$2,752	922	$4,227	2,270
Other expense (income)	(67)	(3)	(123)	10
Total	$2,685	919	$4,104	2,280

(5) GOODWILL AND OTHER INTANGIBLES

The carrying value of goodwill by segment follows:

	GSS	OSI Inc.	Total
Balance, September 30, 2021	$77,000	967,383	1,044,383
Balance, March 31, 2022	$77,000	967,383	1,044,383

The gross carrying amount and accumulated amortization of identifiable intangible assets by major class follow:

	Technology		Trademarks		Customer Relationships and Backlog		Capitalized Software and Other		Total
	Mar 31,	Sept 30,	Mar 31,	Sept 30,	Mar 31,	Sept 30,	Mar 31,	Sept 30,	Mar 31,	Sept 30,
	2022	2021	2022	2021	2022	2021	2022	2021	2022	2021
Gross carrying amount	$532,095	532,095	34,400	34,400	462,506	462,506	11,928	11,986	1,040,929	1,040,987
Less: Accumulated amortization	123,698	97,313	8,269	6,047	104,590	88,621	11,617	11,351	248,174	203,332
Net carrying amount	$408,397	434,782	26,131	28,353	357,916	373,885	311	635	792,755	837,655

Total intangible asset amortization expense was $22,353 and $29,350 for the three months ended March 31, 2022 and 2021, respectively, and $44,914 and $62,024 for the six months ended March 31, 2022 and 2021, respectively.  The decline in amortization expense for the three months and six months ended March 31, 2022 was due primarily to no backlog amortization for either period compared to $6,633 and $17,133 for the three and six months ended March 31, 2021, respectively.

(6) INCOME TAXES

Income tax benefit was $2,176 and $2,898, resulting in effective tax rates of 40% and 33% for the three months ended March 31, 2022 and 2021, respectively.  Discrete adjustments primarily related to uncertain tax positions had a favorable impact of 17 and 13 percentage points for March 31, 2022 and 2021, respectively.

Income tax benefit was $3,109 and $38,984, resulting in effective tax rates of 43% and 98% for the six months ended March 31, 2022 and 2021, respectively.  The acquisition of OSI Inc. in the first quarter of fiscal year 2021 changed the assessment as to the recoverability of certain U.S. federal and state deferred tax assets such that they became realizable and, accordingly, a $29,431 tax benefit for the valuation allowance reversal was included in the six months ended March 31, 2021.  The reversal of the valuation allowance for the six months ended Mach 31, 2021 and discrete adjustments related to uncertain tax positions in both periods had a favorable impact of 20 and 78 percentage points for the six months ended March 31, 2022 and 2021, respectively.

(7) STOCK-BASED COMPENSATION

Certain employees of the Business participate in Emerson stock-based compensation plans, which include performance share and restricted stock units.   Compensation expense is recognized based on Emerson’s cost of the awards under ASC 718, Compensation- Stock Compensation.  All awards granted under these stock-based compensation plans are based on Emerson’s common stock and are not indicative of the results the Business would have experienced as a separate and independent business for the periods presented. Stock-based compensation expense reflected in the Business’s unaudited financial statements was $519 and $459, respectively, for the three months ended March 31, 2022 and 2021, and $977 and $918, respectively, for the six months ended March 31, 2022 and 2021.

(8) RELATED-PARTY TRANSACTIONS

The Business has been charged for costs directly attributable to the Business and has been allocated a portion of Emerson’s general corporate costs.  All of these costs are reflected in the Business’s unaudited consolidated and combined financial statements. Management believes the methodologies and assumptions used to allocate these costs to the Business are reasonable.

Emerson maintains a centralized information technology function for its units. Services provided include application hosting, network support, network security, messaging, and technology related services. Charges to the Business for these services are based on Emerson’s costs and the Business’s actual usage. Emerson administers a medical insurance program for its employees in the U.S. that the Business participates in and for which it records the cost of claims incurred each period.  The Business participates in other Emerson programs including, but not limited to, workers compensation and general and product liability insurance. Other Emerson programs are charged to the Business based on cost incurred and usage.

The Business utilizes Emerson global shared service centers that host Business-dedicated resources providing customer facing support, research and development, and back office financial services. Costs for Business-dedicated resources are directly charged to the Business, most of which relate to employee compensation and benefits, with the remaining portion related to the Business’s share of facility overhead, allocated based on headcount or space occupied.  In addition, general corporate costs incurred by Emerson are allocated to the Business, based on its proportionate share of Emerson’s total consolidated revenue, and include the cost of support functions such as procurement, logistics, marketing, human resources, legal, finance, internal audit and other Emerson corporate functions.

Allocations and charges from Emerson are as follows:

	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
Corporate costs	$1,516	1,572	$2,745	2,771
Information technology	$477	434	$1,115	935
Insurance and other benefits	$297	615	$657	792
Shared services and other	$3,431	2,317	$7,113	4,537

Corporate costs, information technology, and insurance and other benefits are recorded in general and administrative expenses and shared services and other is recorded primarily in research and development and general and administrative expenses.

The Business engages in various transactions to sell software and purchase goods in the ordinary course of business with affiliates of Emerson as follows:

	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
Revenue from Emerson affiliates	$-	-	$36	-
Purchases from Emerson affiliates	$-	-	$1

Related-party balances reported in the unaudited consolidated and combined balance sheets as of  March 31, 2022 and September 30, 2021 include the following:

	Mar 31, 2022	Sept 30, 2021
Accounts receivable	$199	285
Accounts payable	$1,756	3,019

(9) COMMITMENTS AND CONTINGENCIES

The Business accrues estimated liabilities for loss contingencies arising from claims, assessments, litigation and other sources when it is probable that a liability has been incurred and the amount of the claim, assessment or damages can be reasonably estimated.  The Business believes it has sufficient accruals to cover any obligations resulting from claims, assessments or litigation that have met these criteria.

As of March 31, 2022, there were no known contingent liabilities (including guarantees, taxes and other claims) that management believes will be material in relation to the Business’s unaudited consolidated and combined financial statements, nor were there any material commitments outside the normal course of business.

(10) ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

Activity in accumulated other comprehensive income (loss) for the three and six months ended March 31, 2022 and 2021 is as follows:

	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
Foreign currency translation, beginning	$(6,418)	(6,261)	$(6,308)	(6,430)
Other comprehensive income (loss)	(984)	(254)	(1,094)	(85)
Foreign currency translation, ending	(7,402)	(6,515)	(7,402)	(6,515)
Pension, beginning	623	(98)	624	(99)
Amortization of deferred losses (gains) into earnings, net of income taxes of $-,$(1),$- and $(1), respectively	(2)	1	(3)	2
Pension, ending	621	(97)	621	(97)
Accumulated other comprehensive income (loss)	$(6,781)	(6,612)	$(6,781)	(6,612)

(11) BUSINESS SEGMENT INFORMATION

The Business reports two segments: OSI Inc. and GSS.  A description of the product and service offerings by each segment follows.

OSI Inc. offers OT solutions that enable utilities to control generation, transmission, and distribution of power and ultimately ensure supply equals demand in the power grid. OSI Inc.’s systems also play a key role in the energy transition to a more carbon neutral footprint.  Utilities use OSI Inc.’s control platform to transform and digitize operations to more seamlessly incorporate renewable energy resources and improve energy efficiency and reliability.  OSI Inc.’s advanced distribution management systems provide system resiliency, efficiency and safety by modeling the distribution network via a digital twin as well as monitoring and controlling the operational network. The platform also provides integrated workflows for switching operations, outage management and field service activities. OSI Inc.’s energy management systems provide efficient and holistic modeling, monitoring and controlling of complex transmission networks and generation fleets to manage grid stability and ensure security and regulatory compliance.

GSS is a leading developer of software solutions to the global energy and alternative energy, carbon capture and storage,  and minerals and mining industries. GSS provides geological simulation software that characterizes subsurface geological formations from seismic interpretation to dynamic simulation, connecting reservoirs to operational activities to optimize production and utilization.

The primary income measure used for assessing segment performance and making operating decisions is earnings (loss) from operations. Summarized below is information about the Business’s operations by business segment, geography and product and service offerings:

Business Segments

	Three Months Ended March 31,				Six Months Ended March 31,
	Revenue		Earnings (loss) from Operations		Revenue		Earnings (loss) from Operations
	2022	2021	2022	2021	2022	2021	2022	2021
OSI Inc.	$46,693	43,705	$(8,535)	(12,961)	$102,396	79,849	$(5,461)	(31,515)
GSS	37,908	36,836	5,792	5,102	63,980	66,427	2,464	(6,240)
Total	$84,601	80,541	$(2,743)	(7,859)	$166,376	146,276	$(2,997)	(37,755)

	Total Assets
	Mar 31, 2022	Sept 30, 2021
OSI Inc.	$1,781,466	1,805,001
GSS	288,602	311,755
Total	$2,070,068	2,116,756

Revenue by Product and Service Offering

	Three Months Ended March 31,
	OSI Inc.		GSS		Total
	2022	2021	2022	2021	2022	2021
License and solutions	$34,591	35,552	$16,247	18,645	$50,838	54,197
Maintenance	10,182	6,887	17,131	14,124	27,313	21,011
Services and other	1,920	1,266	4,530	4,067	6,450	5,333
Total	$46,693	43,705	$37,908	36,836	$84,601	80,541

	Six Months Ended March 31,
	OSI Inc.		GSS		Total
	2022	2021	2022	2021	2022	2021
License and solutions	$77,752	63,138	$21,577	27,847	$99,329	90,985
Maintenance	20,352	14,320	33,233	29,804	53,585	44,124
Services and other	4,292	2,391	9,170	8,776	13,462	11,167
Total	$102,396	79,849	$63,980	66,427	$166,376	146,276

Depreciation, Amortization and Capital Expenditures

	Three Months Ended March 31,
	Depreciation and Amortization		Capital Expenditures
	2022	2021	2022	2021
OSI Inc.	$17,171	23,894	$208	597
GSS	6,080	6,665	287	264
Total	$23,251	30,559	$495	861

	Six Months Ended March 31,
	Depreciation and Amortization		Capital Expenditures
	2022	2021	2022	2021
OSI Inc.	$34,270	51,237	$797	1,201
GSS	12,645	13,398	484	591
Total	$46,915	64,635	$1,281	1,792

Geographic Information

Revenue by Destination

	Three Months Ended March 31,
	OSI Inc		GSS		Total
	2022	2021	2022	2021	2022	2021
Americas	$37,016	36,677	$11,949	9,936	$48,965	46,613
Asia, Middle East and Africa	4,694	5,183	13,819	12,739	18,513	17,922
Europe	4,983	1,845	12,140	14,161	17,123	16,006
Total	$46,693	43,705	$37,908	36,836	$84,601	80,541

	Six Months Ended March 31,
	OSI Inc		GSS		Total
	2022	2021	2022	2021	2022	2021
Americas	$82,958	71,760	$19,321	17,649	$102,279	89,409
Asia, Middle East and Africa	10,951	6,129	24,265	24,543	35,216	30,672
Europe	8,487	1,960	20,394	24,235	28,881	26,195
Total	$102,396	79,849	$63,980	66,427	$166,376	146,276

Americas included revenue in the U.S. of $34,274, and $27,120 for the three months ended March 31, 2022 and 2021, respectively, and $64,322 and $62,516 for the six months ended March 31, 2022 and 2021, respectively.

(12) OTHER FINANCIAL DATA

The components of depreciation and amortization expense reported for the three and six months ended March 31, 2022 and 2021 include the following:

	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
Depreciation expense (a)	$898	1,209	$2,001	2,611
Amortization of technology (b)	13,193	13,193	26,385	26,385
Amortization of customer, backlog, tradename and other (c)	9,094	16,049	18,189	35,493
Amortization of capitalized software (d)	66	108	340	146
Total	$23,251	30,559	$46,915	64,635

(a) Depreciation expense included $509 and $709 reported in cost of revenue for the three months ended March 31, 2022 and 2021, respectively, and $1,167 and $1,527 for the six months ended March 31, 2022 and 2021, respectively, with the remainder for all periods reported in operating expenses.

(b) Amortization of technology is reported in cost of revenue- license and  solutions.

(c) Amortization of customer, backlog, tradename and other intangibles is reported in selling and marketing expenses and included backlog amortization of $6,633 and $17,133 related to the OSI Inc. acquisition for the three and six months ended March 31, 2021, respectively.

(d) Amortization of capitalized software is primarily reported in cost of revenue.

Items reported in accrued expenses include the following:

	Mar 31,	Sept 30,
	2022	2021
Accrued payroll and other employee compensation	$19,326	24,898

The components of property, equipment  and leasehold improvements are as follows:

	Mar 31, 2022	Sept 30, 2021
Leasehold improvements	$4,646	4,793
Equipment	25,602	24,857
Construction in progress	262	99
Property, equipment and leasehold improvements, at cost	30,510	29,749
Less: Accumulated depreciation	16,693	15,005
Property, equipment and leasehold improvements, net	$13,817	14,744

(13) SUBSEQUENT EVENTS

The Business has evaluated subsequent events through May 27, 2022, which is the date the unaudited consolidated and combined financial statements were available to be issued.